PAGE                                                 PAGE 1


                         Letterhead of Rentech, Inc.

                        LETTER OF INTENT

 October 21, 1996


 Mr. Paul Miller
 President
 Okon, Inc.
 6000 West 13th Avenue
 Lakewood, CO 80214

      RE:  Acquisition of Assets of Okon, Inc. - Letter of Intent

 Dear Mr. Miller:

      This letter will confirm the terms and conditions under which Okon, Inc. (hereinafter "Okon"), a Colorado corporation, and Rentech, Inc. (hereinafter "Rentech"), a Colorado corporation, are prepared to proceed with the negotiation of a definitive agreement regarding the acquisition of the assets of Okon by Rentech.

      Okon and Rentech are prepared to proceed in good faith with negotiation and execution of a definitive agreement (the "Asset Transfer Agreement") within ten (10) business days, if possible, but in no event not more than thirty (30) calendar days of acceptance and execution by Okon of this letter of intent.

      A. In proceeding with such negotiations, Rentech and Okon have agreed on the following terms to be included in the definitive Asset Transfer
 Agreement:

           1. Rentech will pay to Okon the purchase price of $1,300,000 as follows:

               -  $50,000     As earnest money, which shall be deposited by
 Rentech in escrow with IBG Business Services, Inc. Within two (2) business days from the acceptance and execution of this Letter of Intent by Okon. Upon execution by the parties of a definitive Asset Transfer Agreement, this earnest money shall be paid by IBG Business Services, Inc. to Okon as a non-refundable deposit which shall be applied at Closing in part payment of the purchase price.

                -  $950,000     Additional cash or good funds at Closing on
 January 24, 1997.

                -  $300,000     Promissory note with interest at 9% per annum,
 secured in first position by all assets of the business then owned, or thereafter acquired for the benefit of this business, including the assets conveyed at the Closing and accounts receivable and inventory, and payable as follows: interest only for one year from the date of Closing and principal and interest monthly thereafter for one year. Total payout period of two years. The promissory note will be due and payable in full upon an earlier sale by Rentech of the business.



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                                                     PAGE 2

                - Rentech will have the option to extend the Closing Date to March 14, 1997, for an additional $50,000 paid to Okon on or before January 24, 1997, which amount will be non-refundable and will not be applied to the purchase price.

           2.  At Closing Okon will convey to Rentech the following:

                - All tangible personal property of Okon located at 6000 West 13th Avenue, Lakewood, Colorado including but not limited to furniture, fixtures, product formulations, trade names trade marks, etc., equipment and inventory in an amount and as substantially described in the most recent financial statement, and all on-hand inventory and work in progress to be delivered free and clear of all indebtedness except as outlined hereunder, exclusive of cash and equivalents.

                - All accounts receivable outstanding at the date of Closing for units that have been shipped shall remain the property of Okon and are not included as part of this transaction. Any and all accounts payable outstanding at the date of Closing are, and shall remain, the sole responsibility of Okon and are not included in this transaction. Any and all accounts receivable and payable which shall accrue after Closing shall be the sole property and obligation of Purchaser.

           3. Rentech shall have the right to lease the real property at 6000 West 13th Avenue, Lakewood, Colorado on the following terms:

                - $2,000/month triple net for a three (3) year period (with the rent to be adjusted each year based upon changes in the consumer price index) with an option to lease for an additional five (5) years at a market lease rate. Rentech shall also have a first right of refusal and an option to purchase the real property at Fair Market Value; provided, that the option shall terminate if Rentech fails to exercise its first right of refusal.

           4. If a Purchase Order is negotiated with American Cemwoods within twelve (12) months of the Closing Date, Rentech shall pay a royalty of 20% of the gross profits generated by that amount to Okon monthly for a period of twenty-four (24) months from the date of the Purchase Order.

          5. Okon will indemnify Rentech against environmental liabilities related to the assets that have accrued before the assets are transferred to Rentech, and Rentech will indemnify Okon against environmental liabilities that may accrue to the assets after transfer.

      B. In addition to the foregoing terms that have been agreed upon and will not be renegotiated by the parties in finalizing a definitive Asset Transfer Agreement, Okon and Rentech will negotiate in good faith the other terms and conditions of a definitive Asset Transfer Agreement which shall include all the terms and provisions which may be necessary or advisable to implement this Letter of Intent but which have not been agreed upon, such as the following: (a) customary Buyer and Seller warranties; (b) a provision for "Phase One/Phase Two" environmental Land Survey; (c) an Employment Agreement with Mr. Frank Livingston (which shall be for a period of three (3) years at not less than his current compensation and with his current duties);
 (d) a reasonable and appropriate Covenant Not to Compete from the principals of Okon; (e) allocation of the purchase price and responsibility for any sales or use tax resulting from the transaction; (f) Rentech's cooperation following the Closing in the collection of Okon's accounts receivable; and
 (g) suitable arrangements for replacement of product and warranty claims.





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                                                      PAGE 3

      C. 1. From and after the acceptance and execution of this Letter of Intent by Okon, Rentech may initiate its reasonable due diligence inquiries; provided, that Rentech shall not contact Okon's employees, and shall not contact Okon's customers or suppliers prior to execution of a definitive Asset Transfer Agreement and without the participation of Paul Miller or Frank Livingston.

           2. From and after the acceptance and execution of this Letter of Intent by Okon, Okon shall remove itself from the market until the execution of a definitive Asset Transfer Agreement, and Okon will make no other or further attempts during such period to sell the corporation or its assets. Following execution of a definitive Asset Transfer Agreement, Okon shall have the right to negotiate and accept a backup contract with any party with whom Okon has had contact prior to the date of this Letter of Intent.

           3. Except for Okon's obligations under paragraph C.2 hereof, Rentech's obligations under the existing confidentiality agreement and paragraph C.1. hereof, and the agreement of the parties not to renegotiate the provisions of Section A hereof, this letter shall not impose any legally binding or enforceable obligations on either Okon or Rentech with respect to Rentech's acquisition of Okon's business and assets. Any such obligations will arise only in the event of execution of the definitive Asset Transfer Agreement by both parties. Okon will provide Rentech with a draft of a definitive Asset Transfer Agreement not later than 1 week after the date of this letter and Rentech will respond in good faith as soon as reasonably possible it being the intent of the parties to execute a definitive Asset Transfer Agreement within ten (10) business days but, in no event, in more than thirty (30) calendar days of acceptance and execution by Okon of this Letter of Intent. Unless the parties otherwise agree in writing, either party may terminate this Letter of Intent by written notice if a definitive Asset Transfer Agreement is not executed within thirty (30) days after Okon's acceptance of this Letter of Intent unless such failure is caused by such party's renegotiation of the terms set forth in Section A hereof.

      If you are in agreement with the terms and provisions set forth herein, please sign below and return a signed copy of this letter to the undersigned.

                                      Very truly yours,

                                      RENTECH, INC.


                                      (signature)
                                      ------------------------------------
                                      James P. Samuels
                                      Vice President - Finance
                                      and Chief Financial Officer

 Read, approved and agreed to this 21st day of October, 1996.

                                      OKON, INC.



                                      By:  (signature)
                                      ------------------------------------
                                           Paul Miller
                                           President